Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-235239) of QIWI plc,
2.	Registration Statement (Form S-8 No. 333-212441) pertaining to the 2015 Employee Restricted Stock Units Plan of QIWI plc, and
3.	Registration Statement (Form S-8 No. 333-190918) pertaining to the Amended and Restated Employee Stock Option Plan of QIWI plc;

of our report dated April 29, 2022, except as to consolidated statements of comprehensive income, changes in cash flows, Note 2, Note 6, Note 7, Note 8, Note 20, Note 21, Note 24 and Note 29, which are as of April 22, 2024 with respect to the consolidated financial statements of QIWI plc as of December 31, 2021.

/s/ TSATR – Audit Services LLC

Moscow, Russia

April 22, 2024